Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and
Full Year 2024 Financial Results

SAN FRANCISCO, February 20, 2025 (GLOBE NEWSWIRE) -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights
•Revenue of $164.3 million, a 24.0% increase compared to fourth quarter 2023
•Gross margin of 70.0%, a 410-basis point increase compared to fourth quarter 2023
•Net loss of $1.3 million, a $37.4 million improvement compared to fourth quarter 2023
•Adjusted EBITDA of $19.3 million, a $16.9 million improvement compared to fourth quarter 2023
•Cash, cash equivalents and marketable securities of $535.6 million at December 31, 2024, a $13.6 million increase from September 30, 2024

Full Year 2024 Financial Highlights
•Revenue of $591.8 million, a 20.1% increase compared to full year 2023
•Gross margin of 68.9%, a 160-basis point increase compared to full year 2023
•Net loss of $113.3 million, a $10.1 million improvement compared to full year 2023
•Adjusted EBITDA of $(7.7) million, a decline of $2.9 million compared to full year 2023

Recent Operational Highlights
•Fourth quarter 2024 capped a year of progressively accelerating year-over-year volume growth every quarter, with full year 2024 revenue driven by sustained volume demand across all customer channels
•Analysis of real-world claims data conducted by Eversana and presented at AHA in November 2024 suggested that early detection with arrhythmia monitoring devices could have the combined potential to help prevent serious outcomes like stroke and heart failure while also significantly reducing acute care utilization and related costs in patients with type 2 diabetes and chronic obstructive pulmonary disease
•Upcoming data presentations at the American College of Cardiology's Annual Scientific Session & Expo in Chicago, IL, from March 29 – 31, 2025

"“Our fourth quarter capped a transformative year for iRhythm, marked by 24% revenue growth and significant operational achievements," said Quentin Blackford, President and CEO of iRhythm. "We achieved record new account onboarding, with balanced volume contributions across multiple channels, particularly in risk-bearing, primary care settings where Zio's value as a population health management tool has resonated strongly. Throughout 2024, we enhanced our quality systems, improved customer experience through EHR integration and innovative product launches, expanded into multiple international markets, and secured strategic technology licensing agreements to advance connected patient care. Our commitment to operational discipline has yielded positive cash flow for three consecutive quarters, while our extensive scientific publications have further validated our approach. Looking ahead, we remain focused on delivering a best-in-class quality system while creating shareholder value through our strategies of expanding our core U.S. market presence, accelerating international growth, advancing product innovation, and further advancing operational efficiencies. As we scale the Zio platform globally, we're uniquely positioned to shape the future of healthcare while driving value for patients, physicians, health systems, and shareholders."

Fourth Quarter 2024 Financial Results
Revenue for the three months ended December 31, 2024, increased 24.0% to $164.3 million, from $132.5 million during the same period in 2023. The increase was primarily attributable to increases in the volume of Zio Services resulting from increased demand, partially offset by a slight decline in average selling price.

Gross profit for the fourth quarter of 2024 was $115.1 million, up from $87.4 million during the same period in 2023, while gross margins were 70.0% as compared to 66.0% during the same period in 2023. The improvement in gross margin was primarily driven by operational efficiencies leading to lower costs per unit to serve a higher volume of patients compared to the prior year.

Operating expenses for the fourth quarter of 2024 were $119.2 million, compared to $126.6 million for the same period in 2023 and $151.8 million in the third quarter of 2024. The fourth quarter of 2023 included $11.1 million of higher operating expenses due to an impairment charge for our right-of-use capitalized leased asset value of our San Francisco office. The

Exhibit 99.1

decrease in operating expenses compared to the third quarter 2024 was due primarily to a $32.1 million charge in the third quarter of 2024 for in-process research and development charges related to technology license consideration.

Net loss for the fourth quarter of 2024 was $1.3 million, or a diluted loss of $0.04 per share, compared with net loss of $38.7 million, or a diluted loss of $1.26 per share, for the same period in 2023.

Full Year 2024 Financial Results
Revenue for the year ended December 31, 2024, increased 20.1% to $591.8 million, from $492.7 million in 2023. The increase in revenue was primarily due to increased volume of Zio services provided as a result of increased demand.

Gross profit for the year was $407.5 million, up from $331.8 million in 2023, while gross margin was 68.9%, an improvement from 67.3% in 2023. The improvement in gross margin was primarily driven by operational efficiencies leading to lower costs per unit to serve a higher volume of patients compared to the prior year.

Operating expenses for the year were $523.0 million, an increase of 14.5% compared to 2023. The increase was mainly due to acquired IPR&D expenses related to license consideration, along with an increase in headcount-related costs and professional fees to support the growth in our business.

Net loss for 2024 was $113.3 million, or a diluted loss of $3.63 per share, compared with net loss of $123.4 million, or a diluted loss of $4.04 per share in 2023.

Cash, cash equivalents and marketable securities were $535.6 million as of December 31, 2024.

2025 Guidance
iRhythm projects revenue for the full year 2025 between $675 million to $685 million. Adjusted EBITDA margin for the full year 2025 is expected to range from approximately 7.0% to 8.0% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2025 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation expense, changes in fair value of strategic investments, impairment and restructuring charges, business transformation costs, and loss on extinguishment of debt. Business transformation costs include costs associated with professional services, employee termination and relocation, third-party merger and acquisition, integration, and other costs to augment and restructure the organization, inclusive of both outsourced and offshore resources.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They

Exhibit 99.1

use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future actions or operating or financial performance. In particular these statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, international market expansion, anticipated productivity and quality improvements, and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-K expected to be filed on or about February 20, 2025. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Contact
Stephanie Zhadkevich
investors@irhythmtech.com

Media Contact
Kassandra Perry
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Consolidated Balance Sheets
(In thousands, except par value)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$419,597	$36,173
Marketable securities	115,956	97,591
Accounts receivable, net	79,941	61,484
Inventory	14,039	13,973
Prepaid expenses and other current assets	16,286	21,591
Total current assets	645,819	230,812
Property and equipment, net	125,092	104,114
Operating lease right-of-use assets	47,564	49,317
Restricted cash	8,358	—
Goodwill	862	862
Long-term strategic investments	61,902	3,000
Other assets	41,852	45,039
Total assets	$931,449	$433,144
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,221	$5,543
Accrued liabilities	84,900	83,362
Deferred revenue	2,932	3,306
Operating lease liabilities, current portion	15,867	15,159
Total current liabilities	110,920	107,370
Long-term senior convertible notes	646,443	—
Debt, noncurrent portion	—	34,950
Other noncurrent liabilities	8,579	1,012
Operating lease liabilities, noncurrent portion	74,599	79,715
Total liabilities	840,541	223,047
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at December 31, 2024 and 2023	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 31,621 shares issued and 31,392 shares outstanding at December 31, 2024, respectively; and 30,954 shares issued and outstanding at December 31, 2023	31	31
Additional paid-in capital	874,607	855,784
Accumulated other comprehensive income (loss)	165	(112)
Accumulated deficit	(758,895)	(645,606)
Treasury stock, at cost; 229 and 0 shares at December 31, 2024 and 2023, respectively	(25,000)	—
Total stockholders’ equity	90,908	210,097
Total liabilities and stockholders’ equity	$931,449	$433,144

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue, net	$164,325	$132,511	$591,839	$492,681
Cost of revenue	49,257	45,085	184,308	160,875
Gross profit	115,068	87,426	407,531	331,806
Operating expenses:
Research and development	19,081	15,416	71,459	60,244
Acquired in-process research and development	302	—	32,371	—
Selling, general and administrative	99,768	100,114	418,565	385,645
Impairment and restructuring charges	—	11,078	641	11,078
Total operating expenses	119,151	126,608	523,036	456,967
Loss from operations	(4,083)	(39,182)	(115,505)	(125,161)
Interest and other income (expense), net:
Interest income	5,740	1,734	21,938	6,353
Interest expense	(3,320)	(941)	(12,821)	(3,650)
Loss on extinguishment of debt	—	—	(7,589)	—
Other income (expense), net	481	(55)	1,253	(198)
Total interest and other income (expense), net	2,901	738	2,781	2,505
Loss before income taxes	(1,182)	(38,444)	(112,724)	(122,656)
Income tax provision	151	255	565	750
Net loss	$(1,333)	$(38,699)	$(113,289)	$(123,406)
Net loss per common share, basic and diluted	$(0.04)	$(1.26)	$(3.63)	$(4.04)
Weighted-average shares, basic and diluted	31,343	30,702	31,196	30,528

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted EBITDA reconciliation*
Net loss[1]	$(1,333)	$(38,699)	$(113,289)	$(123,406)
Interest expense	3,320	941	12,821	3,650
Interest income	(5,740)	(1,734)	(21,938)	(6,353)
Changes in fair value of strategic investments	(843)	—	(1,902)	—
Income tax provision	151	255	565	750
Depreciation and amortization	5,289	4,914	20,715	16,348
Stock-based compensation	16,008	23,846	75,978	77,204
Impairment charges	—	11,078	641	11,078
Business transformation costs	2,416	1,772	11,072	15,866
Loss on extinguishment of debt	—	—	7,589	—
Adjusted EBITDA	$19,268	$2,373	$(7,748)	$(4,863)

*Certain numbers expressed may not sum due to rounding.
1Net loss for the three and twelve months ended December 31, 2024, includes acquired in-process research and development expense of $0.3 million and $32.4 million, respectively.

Exhibit 99.1

Adjusted net income (loss) reconciliation*
Net loss, as reported[1]	$(1,333)	$(38,699)	$(113,289)	$(123,406)
Impairment charges	—	11,078	641	11,078
Business transformation costs	2,416	1,772	11,072	15,866
Changes in fair value of strategic investments	(843)	—	(1,902)	—
Loss on extinguishment of debt	—	—	7,589	—
Adjusted net income (loss)	$240	$(25,849)	$(95,889)	$(96,462)

Adjusted net income (loss) per share reconciliation:*
Diluted net loss per share, as reported[1]	$(0.04)	$(1.26)	$(3.63)	$(4.04)
Impairment charges per share	—	0.36	0.02	0.36
Business transformation costs per share	0.08	0.06	0.35	0.52
Changes in fair value of strategic investments per share	(0.03)	—	(0.06)	—
Loss on extinguishment of debt per share	—	—	0.24	—
Adjusted diluted net income (loss) per share	$0.01	$(0.84)	$(3.08)	$(3.16)

Weighted-average shares, basic	31,343	30,702	31,196	30,528
Weighted-average shares, diluted	31,710	30,702	31,196	30,528

Adjusted operating expenses reconciliation*
Operating expenses, as reported	$119,151	$126,608	$523,036	$456,967
Impairment charges	—	(11,078)	(641)	(11,078)
Business transformation costs	(2,416)	(1,772)	(11,072)	(15,866)
Adjusted operating expenses	$116,735	$113,758	$511,323	$430,023

*Certain numbers expressed may not sum due to rounding.
1Net loss for the three and twelve months ended December 31, 2024, includes acquired in-process research and development expense of $0.3 million and $32.4 million, respectively.